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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              Mastech Corporation
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  57632N 10 5
                   -----------------------------------------
                                 (CUSIP Number)


     Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 57632N 10 5             13G                        Page 2  of  6 Pages


1  NAMES OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        Arun Nayar


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [_]
   (SEE INSTRUCTIONS)
                                                                (b) [X]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER
                  2,243,696*

        6  SHARED VOTING POWER
                  0

        7  SOLE DISPOSITIVE POWER
                  0

        8  SHARED DISPOSITIVE POWER
                  0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,243,696*

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (SEE INSTRUCTIONS)
        0

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        10.4%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        IN
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Item 1(a). Name of Issuer:
           Mastech Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:
           1004 McKee Road, Oakdale, PA 15071

Item 2(a). Name of Person Filing:
           Arun Nayar

Item 2(b). Address of Principal Business Office or, if none, Residence:
           9 Marshall Lane, Weston, CT 06883

Item 2(c). Citizenship:
           United States

Item 2(d). Title of Class of Securities:  Common Stock, Par Value $.01 Per Share

Item 2(e). CUSIP Number:  57632N 10 5

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           Not Applicable

Item 4.    Ownership

           (a) Amount Beneficially Owned:
               2,243,696 shares*
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          (b) Percent of Class:  10.4%

          (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:
                    2,243,696 shares*

              (ii)  shared power to vote or to direct the vote:
                    Not Applicable

              (iii) sole power to dispose or to direct the disposition of:
                    Not Applicable

              (iv)  shared power to dispose or to direct the disposition of:
                    Not Applicable

Item 5.   Ownership of Five Percent or Less of a Class:
          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
          The Reporting Person is a co-trustee of three family trusts for which Mr. Ashok Trivedi is the co-trustee with sole investment and dispositive powers, but no voting powers, over the trust assets.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:
          Not Applicable

Item 8.   Identification and Classification of Members of the Group:
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          Not Applicable

Item 9.   Notice of Dissolution of Group:
          Not Applicable

Item 10.  Certification:

          Not Applicable

*See Exhibit A
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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 8, 1997
       ----------------


Signature:   /s/ Arun Nayar
             ----------------------------------------------

Name/Title:  Arun Nayar
             ----------------------------------------------
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                                   Exhibit A
                                   ---------

* The Reporting Person disclaims beneficial ownership of such shares.